Exhibit 10.2

RLTIP – First RSU Grant and Cash Award

KINIKSA PHARMACEUTICALS, LTD.
2018 INCENTIVE AWARD PLAN

PERFORMANCE RESTRICTED SHARE Unit AND PERFORMANCE CASH AWARD Grant Notice

Capitalized terms not specifically defined in this Performance Restricted Share Unit and Performance Cash Award Grant Notice (the “Grant Notice”) have the meanings given to them in the 2018 Incentive Award Plan (as amended from time to time, the “Plan”) or the Rilonacept Long-Term Incentive Plan (as amended from time to time, the “RLTIP”) of Kiniksa Pharmaceuticals, Ltd. (the “Company”).

The Company has granted to the participant listed below (“Participant”) the Performance Restricted Share Units (the “RSUs”) and performance cash bonus award (the “Cash Award”) described in this Grant Notice, subject to the terms and conditions of the Plan, the RLTIP and the Restricted Share Unit and Cash Award Agreement attached as Exhibit A (the “Agreement”), all of which are incorporated into this Grant Notice by reference.

Participant:

Grant Date:

Target Number of RSUs:[1]

RSU Vesting Schedule:	Subject to the terms of the Agreement (i) upon achievement of the FDA Milestone, a number of RSUs will become eligible to vest (the “Achieved RSUs”) as determined by the Administrator in accordance with the RLTIP and (ii) the Achieved RSUs will vest in a single installment on the first anniversary of the achievement of the FDA Milestone.

Target Cash Award:[2]

Cash Award Vesting Schedule:	Subject to the terms of the Agreement, the Cash Award will be earned upon achievement of the FDA Milestone and paid in an amount determined by the Administrator in accordance with the RLTIP (the “Earned Cash Award”).

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice, the Plan, the RLTIP and the Agreement. Participant has reviewed the Plan, the RLTIP, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, the RLTIP, this Grant Notice and the Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the RLTIP, this Grant Notice or the Agreement.

1 Target Award Value, as determined in accordance with the RLTIP.

2 Target Award Value, as determined in accordance with the RLTIP.

KINIKSA PHARMACEUTICALS, LTD.	PARTICIPANT

By:
Name:	[Participant Name]
Title:

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Exhibit A

PERFORMANCE RESTRICTED Share UNIT AND PERFORMANCE CASH AWARD AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan or the RLTIP.

Article I.

general

1.1               Award of RSUs and Dividend Equivalents.

(a)                The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Participant will have no right to the distribution of any Shares or payment of any cash until the time (if ever) the RSUs have vested.

(b)                The Company hereby grants to Participant, with respect to each RSU, a Dividend Equivalent for ordinary cash dividends paid to substantially all holders of outstanding Shares with a record date after the Grant Date and prior to the date the applicable RSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid.

1.2               Cash Award. The Company has granted the Cash Award to Participant effective as of the Grant Date, which represents the right to receive an amount in cash pursuant to the terms of the RLTIP and this Agreement. Participant will have no right to the payment of the Cash Award until the time (if ever) the Cash Award has been earned, and Participant acknowledges that the amount of the Earned Cash Award will be paid and determined as set forth in the RLTIP.

1.3               Incorporation of Terms of Plan and RLTIP. The RSUs and the Cash Award are subject to the terms and conditions set forth in this Agreement and the Plan and the RLTIP, which are incorporated herein by reference. In the event of any inconsistency between the Plan or the RLTIP and this Agreement, the terms of the Plan and the RLTIP will control.

1.4               Unsecured Promise. The RSUs, Cash Award and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

Article II.

VESTING; forfeiture AND SETTLEMENT

2.1               Vesting; Forfeiture; Change in Control.

(a)                The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. The Cash Award will be earned as set forth in the Grant Notice. In the event of Participant’s termination of employment with the Company or a Subsidiary for any reason, all unvested RSUs and any unearned Cash Award will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company and subject to Section 2.1(b) below. In addition, in the event it is no longer possible for the Company to achieve the FDA Milestone, all unvested RSUs and any unearned Cash Award will immediately and automatically be cancelled and forfeited for no consideration, unless otherwise determined by the Administrator. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest or be forfeited, as applicable, upon the vesting or forfeiture of the RSU with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.

(b)                Notwithstanding the foregoing, in the event of a Change in Control, the RSUs and Cash Award will be treated as set forth in Section 6 of the RLTIP.

2.2               Settlement.

(a)                RSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in Shares or cash at the Company’s option as soon as administratively practicable after the vesting of the RSUs, but in no event more than sixty (60) days after the RSUs’ vesting date. The Earned Cash Award will be paid in cash as set forth in the RLTIP. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

(b)                If an RSU is paid in cash, the amount of cash paid with respect to the RSU will equal the Fair Market Value of a Share on the day immediately preceding the payment date. If a Dividend Equivalent is paid in Shares, the number of Shares paid with respect to the Dividend Equivalent will equal the quotient, rounded down to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share on the day immediately preceding the payment date.

Article III.

TAXATION AND TAX WITHHOLDING

3.1               Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2               Tax Withholding.

(a)                Unless the Administrator otherwise determines, the Company will (i) withhold from amounts otherwise payable under the Award in cash an amount that the Company determines to be necessary to satisfy applicable tax withholding obligations arising as a result of such cash payment under the Award and (ii) withhold from the Shares otherwise issuable under the Award a number of whole Shares which have a fair market value on the date of such withholding that the Company determines to be necessary to satisfy applicable tax withholding obligations arising as a result of such issuance of Shares under the Award.

(b)                Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, the Cash Award and the Dividend Equivalents, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs, the Cash Award or the Dividend Equivalents, and that, except as set forth in Section 3.2(a), all such taxes must be satisfied in accordance with Section 9.5 of the Plan. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs, the Cash Award or the Dividend Equivalents or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the RSUs, the Cash Award or Dividend Equivalents to reduce or eliminate Participant’s tax liability.

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Article IV.

other provisions

4.1               Adjustments. Participant acknowledges that the RSUs, the Shares subject to the RSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement, the RLTIP and the Plan.

4.2               Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.3               Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.4               Conformity to Securities Laws. Participant acknowledges that the Plan, the RLTIP, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.

4.5               Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, the RLTIP, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.6               Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the RLTIP or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RLTIP, the Grant Notice, this Agreement, the RSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.7               Entire Agreement. The Plan, the RLTIP, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

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4.8               Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.9               Limitation on Participant’s Rights. Participation in the Plan and the RLTIP confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, including the RLTIP, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, the Cash Award and Dividend Equivalents, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, the Cash Award and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.

4.10            Not a Contract of Employment. Nothing in the Plan, the RLTIP, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.11            Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

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